Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS SECOND QUARTER AND FIRST HALF EARNINGS

QUAKERTOWN, PA (July 25, 2013) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2013 of $1,894,000, or $0.58 per share on a diluted basis. This compares to net income of $2,505,000, or $0.78 per share on a diluted basis, for the same period in 2012.

For the six month period ended June 30, 2013, QNB reported net income of $4,302,000, or $1.32 per share on a diluted basis. This compares to net income of $4,976,000, or $1.55 per share on a diluted basis, reported for the six month period ended June 30, 2012.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.83% and 9.99%, respectively, for the quarter ended June 30, 2013 compared with 1.16% and 14.54%, respectively, for the quarter ended June 30, 2012. For the six month periods the annualized rate of return on average assets and average shareholders’ equity was 0.96% and 11.52%, respectively, for the period ended June 30, 2013 compared with 1.15% and 14.62%, respectively, for the period ended June 30, 2012.

The quarterly comparison reflects a decrease in net interest income and the net interest margin resulting from continued downward pressure on yields on earning assets, costs related to asset quality comprised of a higher provision for loan losses resulting primarily from growth in the loan portfolio between March 31, 2013 and June 30, 2013 and a write-down of a property classified as other real estate owned, a decline in gains recognized on the sale of residential mortgages, and ongoing costs associated with two new branch locations.

Total assets as of June 30, 2013 were $910,829,000, compared with $919,874,000 at December 31, 2012. Total loans at June 30, 2013 were $489,215,000, compared with $477,733,000 at December 31, 2012, and total deposits at June 30, 2013 were $795,913,000, compared with $801,638,000 at December 31, 2012.

David W. Freeman, President and Chief Executive Officer stated, “Our second quarter results reflect the continued sluggish economy, and continued pressure on margins. The sharp increase in long-term interest rates toward the end of the second quarter negatively impacted our residential mortgage business.”

Mr. Freeman further noted, “There continues to be steady improvement in our levels of classified assets and special mention assets. We also continue to see strong household and checking account growth, which is driving increased check card fee income. QNB Financial Services, which provides securities and advisory services, continues to perform well, with assets under management now over $20 million.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2013 totaled $6,336,000, a decrease of $440,000, or 6.5%, over the same period in 2012. On a linked quarter basis, net interest income increased $3,000 from the $6,333,000 reported for the first quarter of 2013. Average earning assets for the second quarter of 2013 were $877,849,000, an increase of $36,288,000, or 4.3%, from the second quarter of 2012, with average investment securities increasing $39,988,000, or 11.6%, and average loans increasing $2,511,000, or 0.5%, over the same period. On the funding side, average deposits increased $27,435,000, or 3.6%, to $797,661,000 for the second quarter of 2013 with growth occurring in average non-interest and interest-bearing checking accounts, municipal deposits and savings accounts.

The prolonged low interest rate environment has continued to exert pressure on asset yields and the net interest margin as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. In addition, the change in the mix of earning assets with investment securities representing a larger proportion of earning assets has also impacted the average yield on earning assets and the net interest margin. The net interest margin for the second quarter of 2013 was 3.12% compared to 3.49% for the second quarter of 2012 and 3.17% for the first quarter of 2013. The average rate earned on earning assets declined 57 basis points from 4.28% for the second quarter of 2012 to 3.71% for the second quarter of 2013. When comparing the change in the yield on earning assets between the two second quarter periods, loans and investment securities declined from 5.29% and 3.03%, respectively, for the second quarter of 2012 to 4.76% and 2.47%, respectively, for the second quarter of 2013, a decline of 53 basis points and 56 basis points, respectively. In comparison, the cost of interest-bearing liabilities declined 22 basis points from 0.90% to 0.68% over the same time periods. The interest rate paid on interest-bearing deposits declined by 21 basis points to 0.66% for the second quarter of 2013 compared to the second quarter of 2012.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

QNB recorded a provision for loan losses of $100,000 in the second quarter of 2013. There was no provision for loan losses in either the first quarter of 2013 or the second quarter of 2012. For the six month periods ended June 30, 2013 and 2012 the provision for loan losses was $100,000 and $300,000, respectively. Net loan charge-offs were $20,000 for the second quarter of 2013, or 0.02% annualized of total average loans, compared with net recoveries of $12,000 for the second quarter of 2012, or -0.01% annualized of total average loans. For the six month periods ended June 30, 2013 and 2012 net loan charge-offs were $441,000, or 0.19% annualized, and $73,000, or 0.03% annualized, respectively.

QNB's allowance for loan losses of $9,431,000 represents 1.92% of total loans at June 30, 2013 compared to an allowance for loan losses of $9,772,000, or 2.05% of total loans, at December 31, 2012 and $9,467,000, or 1.92% of total loans, at June 30, 2012.

Asset quality has stabilized over the past several quarters with the reduction in the level of non-accrual loans being offset by an increase in restructured loans. Total non-performing assets were $25,191,000 at June 30, 2013 compared with $24,273,000 at December 31, 2012 and $23,990,000 at June 30, 2012. Included in this classification are non-performing loans, non-accrual pooled trust preferred securities, other real estate owned (OREO) and repossessed assets. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest and troubled debt restructured loans were $22,037,000, or 4.49% of total loans, at June 30, 2013 compared with $21,150,000, or 4.41% of total loans, at December 31, 2012 and $20,824,000, or 4.23% of total loans, at June 30, 2012. Loans on non-accrual status were $17,301,000 at June 30, 2013 compared with $18,572,000 at December 31, 2012 and $16,264,000 at June 30, 2012. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at June 30, 2013, $11,394,000, or approximately 66% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter. While total non-performing loans have increased when comparing the second quarter of 2013 with the same quarter of the prior year, loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At June 30, 2013 substandard or doubtful loans totaled $42,322,000, a reduction of $8,554,000 from the $50,876,000 reported as of June 30, 2012.

QNB had other real estate owned and other repossessed assets of $1,063,000 as of June 30, 2013 compared with $1,161,000 at December 31, 2012 and $1,151,000 at June 30, 2012. Non-accrual pooled trust preferred securities are carried at fair value which was $2,091,000, $1,962,000, and $2,015,000 at June 30, 2013, December 31, 2012 and June 30, 2012, respectively. The increase in the balance of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,239,000 for the second quarter of 2013, a decrease of $87,000 compared with the same period in 2012. Net gains on the sale of residential mortgage loans for the second quarter of 2013 was $133,000 less than the second quarter of the prior year. During the second quarter of 2013 mortgage interest rates increased significantly in reaction to the possible tapering of the purchase of mortgage-backed securities by the Federal Reserve Bank. This resulted in a slowdown of mortgage refinancing activity as well as losses on loans with fixed interest rates that were originated but not yet sold. A $38,000 charge was taken to reflect the fair market value of these loans that were held-for-sale at the end of June. Net gains on investment securities accounts for $48,000 of the total decrease in non-interest income compared to the second quarter of 2012. QNB recorded $93,000 of net gains on investment securities during the second quarter of 2013, which included a $43,000 other-than-temporary impairment charge recorded on an equity security. This compares to net gains of $141,000 recognized in the second quarter of 2012.

Positively impacting non-interest income was higher mutual fund and annuity income and mortgage servicing income. During the fourth quarter of 2012, QNB changed vendors related to the mutual fund and annuity income and now provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor. There has been a significant increase in revenue as a result of the change, contributing an additional $112,000 to the quarter. Mortgage servicing fees were $36,000 higher quarter over quarter primarily related to a small reversal of a portion of the valuation allowance related to the fair value of mortgage servicing rights as calculated by an independent third-party in 2013. A $32,000 valuation allowance was required in the second quarter of 2012. Fees for services to customers, primarily overdraft charges, contributed an additional $24,000 to the second quarter of 2013 when compared to the same period in prior year.

Non-Interest Expense

Total non-interest expense was $5,091,000 for the second quarter of 2013, an increase of $263,000, or 5.4%, compared to $4,828,000 for the second quarter of 2012. Salaries and benefits expense increased $125,000, or 4.9%, when comparing the two quarters due to an additional eleven full-time equivalent employees. The increase in employees was primarily related to the opening of two new branch locations in the first quarter of 2013 as well as two additional employees related to QNB Financial Services. The second quarter of 2012 included an accrual for incentive compensation of $187,000. Net occupancy as well as furniture and fixtures expense increased $62,000, or 8.1%. The majority of this increase relates to the two new locations as well as an increase in equipment maintenance costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnb.com	bkrevolin@qnb.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Assets	$910,829	$918,780	$919,874	$934,110	$890,136
Investment securities (AFS & HTM)	380,510	398,447	401,648	425,361	359,081
Loans receivable	489,215	477,402	477,733	477,987	491,263
Allowance for loan losses	(9,431)	(9,351)	(9,772)	(9,717)	(9,467)
Net loans	479,784	468,051	467,961	468,270	481,796
Deposits	795,913	799,814	801,638	817,198	781,007
Demand, non-interest bearing	74,682	72,140	73,685	67,485	69,856
Interest-bearing demand, money market and savings	468,058	461,772	458,719	471,080	426,154
Time	253,173	265,902	269,234	278,633	284,997
Short-term borrowings	32,851	28,873	32,488	31,925	26,570
Long-term debt	5,282	5,285	5,287	5,290	5,293
Shareholders' equity	74,236	78,450	77,623	77,128	74,679

Asset Quality Data (Period End)
Non-accrual loans	$17,301	$17,465	$18,572	$18,582	$16,264
Loans past due 90 days or more and still accruing	442	302	-	-	475
Restructured loans	4,294	4,346	2,578	2,629	4,085
Non-performing loans	22,037	22,113	21,150	21,211	20,824
Other real estate owned and repossessed assets	1,063	1,153	1,161	1,187	1,151
Non-accrual pooled trust preferred securities	2,091	1,999	1,962	1,961	2,015
Non-performing assets	$25,191	$25,265	$24,273	$24,359	$23,990

Allowance for loan losses	$9,431	$9,351	$9,772	$9,717	$9,467

Non-performing loans / Loans	4.49%	4.63%	4.41%	4.43%	4.23%
Non-performing assets / Assets	2.77%	2.75%	2.64%	2.61%	2.70%
Allowance for loan losses / Loans	1.92%	1.96%	2.05%	2.03%	1.92%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the six months ended,
For the period:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12	6/30/13	6/30/12

Interest income	$7,624	$7,676	$8,015	$8,276	$8,424	$15,300	$17,057
Interest expense	1,288	1,343	1,420	1,553	1,648	2,631	3,475
Net interest income	6,336	6,333	6,595	6,723	6,776	12,669	13,582
Provision for loan losses	100	-	300	300	-	100	300
Net interest income after provision for loan losses	6,236	6,333	6,295	6,423	6,776	12,569	13,282
Non-interest income:
Fees for services to customers	369	366	398	394	345	735	684
ATM and debit card	378	352	369	367	367	730	731
Net gain (loss) on investment securities available-for-sale	93	423	84	(37)	141	516	530
Other	399	607	541	401	473	1,006	947
Total non-interest income	1,239	1,748	1,392	1,125	1,326	2,987	2,892
Non-interest expense:
Salaries and employee benefits	2,673	2,559	2,620	2,609	2,548	5,232	5,174
Net occupancy and furniture and equipment	832	849	815	794	770	1,681	1,524
FDIC insurance premiums	183	170	180	173	162	353	342
Other	1,403	1,362	1,397	1,358	1,348	2,765	2,639
Total non-interest expense	5,091	4,940	5,012	4,934	4,828	10,031	9,679
Income before income taxes	2,384	3,141	2,675	2,614	3,274	5,525	6,495
Provision for income taxes	490	733	550	540	769	1,223	1,519
Net income	$1,894	$2,408	$2,125	$2,074	$2,505	$4,302	$4,976

Share and Per Share Data:
Net income - basic	$0.58	$0.75	$0.66	$0.65	$0.79	$1.33	$1.56
Net income - diluted	$0.58	$0.74	$0.66	$0.64	$0.78	$1.32	$1.55
Book value	$22.82	$24.19	$24.05	$24.01	$23.33	$22.82	$23.33
Cash dividends	$0.27	$0.27	$0.26	$0.26	$0.26	$0.54	$0.52
Average common shares outstanding - basic	3,243,867	3,232,109	3,215,009	3,202,104	3,190,552	3,238,020	3,185,728
Average common shares outstanding - diluted	3,255,955	3,242,028	3,228,271	3,215,676	3,208,326	3,249,068	3,200,593

Selected Ratios:
Return on average assets	0.83%	1.08%	0.92%	0.90%	1.16%	0.96%	1.15%
Return on average shareholders' equity	9.99%	13.10%	11.63%	11.59%	14.54%	11.52%	14.62%
Net interest margin (tax equivalent)	3.12%	3.17%	3.19%	3.26%	3.49%	3.15%	3.51%
Efficiency ratio (tax equivalent)	63.14%	57.57%	58.83%	58.90%	55.98%	60.26%	55.22%
Average shareholders' equity to total average assets	8.35%	8.23%	7.91%	7.77%	7.95%	8.29%	7.88%
Net loan (recoveries)/charge-offs	$20	$421	$245	$51	$(12)	$441	$73
Net loan charge-offs (annualized) / Average loans	0.02%	0.36%	0.20%	0.04%	-0.01%	0.19%	0.03%

Balance Sheet (Average)
Assets	$910,565	$905,388	$919,040	$916,552	$871,956	$907,296	$868,905
Investment securities (AFS & HTM)	385,379	391,853	404,292	381,034	345,391	388,598	342,669
Loans receivable	482,863	471,467	477,428	483,431	480,352	477,196	481,318
Deposits	797,661	794,781	807,265	811,180	770,226	796,229	762,086
Shareholders' equity	76,054	74,527	72,662	71,213	69,283	75,295	68,436